Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Nautilus, Inc. Administrative Committee
Nautilus, Inc. 401(k) Savings Plan
Vancouver, Washington
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-126054, 333-46936 and 333-79643) of Nautilus, Inc. of our report dated June 27, 2013, with respect to the statements of net assets available for benefits of Nautilus, Inc. 401(k) Savings Plan as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule - schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2012, which appears in the December 31, 2012 annual report on Form 11-K for the Nautilus, Inc. 401(k) Savings Plan.

/s/ Perkins & Company, P.C.
Portland, Oregon
June 27, 2013